FOR IMMEDIATE RELEASE

ENCORE MEDICAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER OF 2005

COMPANY ACHIEVES RECORD REVENUE ALONG WITH OPERATING MARGIN EXPANSION

Austin, TX – May 2, 2005 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its first quarter ended April 2, 2005. Encore’s comparative financial results benefited from the impact of its October 2004 acquisition of Empi, Inc. (“Empi”). Highlights include:

•	Record revenue of $75.4 million, up 142.7% over the first quarter of 2004.

•	Gross margin of 58.7%, compared to 51.4% in the first quarter of 2004.

•	Income from operations of $9.7 million increased significantly over income from operations of $2.5 million in the first quarter of 2004.

•	FDA 510(k) clearance for its Reverse® Shoulder Prosthesis, an innovative product that provides surgeons with an effective alternative to a conventional shoulder prosthesis to address patients with an irreparable, severely torn or deficient rotator cuff.

Encore achieved revenue of $75.4 million in the first quarter of 2005, representing an increase of 142.7% over revenue of $31.0 million in the first quarter of 2004. Surgical Implant Division revenue of $12.3 million in the first quarter of 2005 increased 14% over revenue of $10.8 million in the same period last year, principally because of sales growth in its knee and hip product lines. Orthopedic Rehabilitation Division revenue of $63.1 million increased significantly over revenue of $20.3 million in the same period last year, principally driven by revenues associated with the Empi acquisition and increased sales in Encore’s electrotherapy product lines.

Kenneth W. Davidson, Encore’s Chief Executive Officer, commented, “Our Surgical Implant Division continues to achieve solid growth in its core knee and hip product lines. In this quarter, our overall revenue growth rate in this Division was impacted by a reduction in spine product revenue associated with a product that we no longer distribute. With our February 22, 2005 acquisition of the Advanced Spine™ products of Osteoimplant Technology, Inc., we expect to expand our penetration of the spine segment of the market with a proprietary product offering. As we continue our efforts to position our electrotherapy products as attractive pain management alternatives to the systemic solutions provided by drugs, we are pleased that our Orthopedic Rehabilitation Division enjoyed continued growth in both its clinical and home electrotherapy product lines.”

Encore achieved gross margin of 58.7% in the first quarter 2005 compared to 51.4% in the first quarter of 2004. Surgical Implant Division gross margin of 79.9% in the first quarter of 2005 improved over gross margin of 71.2% in the first quarter of 2004 and was positively impacted by increasing sales of its higher margin knee and hip product lines. Orthopedic Rehabilitation Division gross margin increased to 54.5% in the first quarter of 2005 from 40.9% in the same period last year, driven by continued growth in Encore’s higher margin electrotherapy product lines and the impact of revenue from sales of Empi product lines, which began in the fourth quarter of 2004.

In the first quarter of 2005, Encore achieved income from operations of $9.7 million, representing a significant improvement over income from operations of $2.5 million in the first quarter of 2004, primarily due to continued growth in both its Surgical Implant Division and Orthopedic Rehabilitation Division, which primarily benefited from the impact of the Empi acquisition. First quarter 2005 income from operations was negatively impacted by $820,000 of selling, general and administrative expense related to severance charges for certain former executive officers of Empi.

Encore recorded interest expense of $7.0 million in the first quarter of 2005 compared to interest expense of $189,000 in the first quarter of 2004. Factors impacting the first quarter 2005 interest expense comparison to the same period last year included $553,000 of amortization of deferred financing fees associated with the Empi acquisition, along with borrowings of $328.6 million related to the financing of the Empi acquisition in October 2004 and the acquisition of the Advanced Spine™ and other total joint products of Osteoimplant Technology, Inc. in February 2005.

Encore’s net income of $1.6 million, or $0.03 of diluted earnings per share in the first quarter of 2005 compared to net income of $1.6 million, or $0.04 of diluted earnings per share in the first quarter of 2004. In the first quarter of 2005, Encore had 52.4 million diluted shares outstanding, compared to 44.3 million diluted shares outstanding in the same period last year.

Mr. Davidson added, “We continue to make progress in our efforts to integrate Empi’s product lines and operations into our Orthopedic Rehabilitation Division. We believe the initiatives we are undertaking to position Empi’s pain management products as an attractive alternative to the systemic solutions provided by drugs, leverage our manufacturing and sourcing expertise and identify cross selling opportunities between our distribution systems should create future opportunities for revenue growth and margin expansion”.

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, May 2, 2005, to discuss its first quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please login at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices, including surgical implants, sports medicine equipment and products for orthopedic rehabilitation, pain management and physical therapy. Based in Austin, Texas, Encore’s products are used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries; and Encore’s non-invasive medical devices and related accessories are primarily used by patients for at-home physical therapy. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. Through the Company’s Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500
Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Financial Highlights
For the Quarters Ended April 2, 2005 and April 3, 2004
Unaudited
(in thousands, except per share data)

			Quarter Ended

		4/02/05			4/03/04

	$		%	$		%

Sales		$75,356	100.0%		$31,044	100.0%
Cost of goods sold		31,154	41.3%		15,089	48.6%

Gross margin		44,202	58.7%		15,955	51.4%
Operating expenses
Selling, general and administrative		32,007	42.5%		11,738	37.8%
Research and development		2,493	3.3%		1,669	5.4%

Operating income		9,702	12.9%		2,548	8.2%
Interest income		84	0.1%		132	0.4%
Interest expense		(6,997)	(9.3%)		(189)	(0.6%)
Other income (expense), net		(90)	(0.1%)		6	0.0%

Income before income taxes		2,699	3.6%		2,497	8.0%
Provision for income taxes		1,080	1.5%		944	3.0%
Minority interest		26	0.0%		—	0.0%

Net income		$1,593	2.1%		$1,553	5.0%

Basic earnings per common share		$0.03			$0.04

Diluted earnings per common share		$0.03			$0.04

Basic weighted average number of shares outstanding		51,700			42,723

Diluted weighted average number of shares outstanding		52,432			44,334